Exhibit 99.1

Kate Sampson Named as New Independent Director

Brings Over 25 Years of Insurance, Risk Management, and Technology Experience

BRANCHVILLE, N.J., July 1, 2024 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today announced the appointment of Kate Sampson to the Board of Directors, effective July 1, 2024.

Ms. Sampson is an insurance industry and technology specialist with over 25 years of experience in financial, operational, and management roles. She began her career at Marsh McLennan as a client executive in 1996, ultimately becoming head of the San Francisco/San Jose office. From 2014 to 2018, Sampson joined Lyft, the rideshare company, as its first vice president of risk solutions and developed its insurance programs. From 2019 to 2024, she was with Anthemis Group, a financial technology asset management firm, first as managing director and then as partner leading insurance technology venture investments. In 2019 Kate founded Merinn Advisors LLC, which provides strategic management and risk consulting services to innovative companies in the insurance, mobility and financial services industries.

She has served on the boards or advisory boards of several technology firms, including Metabiota, Trov, Hedvig, Joshin, Inc., REIN, Vouch Insurance, Eigen Technologies, Kyte, and Elevate.inc., most related to Anthemis investments. Ms. Sampson also serves on the Duke University FinTech Advisory Board. She is a graduate of the University of Massachusetts at Amherst.

“We are pleased to appoint Kate to our Board, reflecting our continuing commitment to board refreshment. She has an exceptional background, with extensive innovation, technology, and insurance experience,” said Cynthia (Cie) S. Nicholson, Chairperson of the Corporate Governance and Nominating Committee of the Selective Board.

“I look forward to working with Kate and the many contributions she will make as we work to deliver on Selective’s long-term strategic objectives,” said John J. Marchioni, Selective’s Chairman, President & CEO. “Kate’s appointment reflects Selective’s commitment to building a culture of innovation, and delivering a superior insurance customer experience.”

With Ms. Sampson’s appointment, Selective’s Board of Directors will expand from 12 to 13 members before expected retirements.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for 10 property and casualty insurance companies rated “A” (Excellent) by AM Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks and flood insurance through the National Flood Insurance Program's Write Your Own Program. Selective's unique position as both a leading insurance group and an employer of choice is recognized in a wide variety of awards and honors, including listing in Forbes Best Midsize Employers in 2024 and certification as a Great Place to Work® in 2024 for the fifth consecutive year. For more information about Selective, visit www.Selective.com.

Investor Contact: Brad Wilson (973) 948-1283 Brad.Wilson@Selective.com	Media Contact: Jamie M. Beal (973) 948-1234 Jamie.Beal@Selective.com